Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of February 17, 2009, by and between Michael Raab (“Executive”) and Ardelyx, Inc. (the “Company”).

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1 “Board” means the Board of Directors of the Company.

1.2 “Cause” means any of the following events described below:

(a) Executive’s theft, dishonesty or falsification of any employment or Company records that is non-trivial in nature;

(b) malicious or reckless disclosure of the Company’s confidential or proprietary information or any material breach by Executive of his obligations under the Confidential Information Agreement;

(c) the conviction of the Executive of a felony (excluding motor vehicle violations) or the commission of gross negligence or willful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (i) seriously undermined the ability of the Board or management of the Company to entrust Executive with important matters or otherwise work effectively with Executive, (ii) substantially contributed to the Company’s loss of significant revenues or business opportunities, or (iii) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or

(d) the willful failure or refusal by Executive to follow the reasonable and lawful directives of the Board, provided such willful failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and a reasonable opportunity of not less than 30 days to correct the problem.

For the purpose of this Agreement, no act, or failure to act, shall be considered “willful” unless undertaken by Executive with an absence of good faith that this act, or failure to act, was in the best interests of the Company.

1.3 “Change in Control” means the occurrence of any of the following events, provided that the event will constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, as described in Treasury Regulation Section 1.409A-3(i)(5):

(a) the closing of a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or

(b) the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than seventy percent (70%)) of the Company’s assets by value; or

(c) an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, excluding any acquisition resulting from a transaction in which the primary purpose is for the Company to obtain financing from new or existing investors.

1.4 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Company” means Ardelyx, Inc. or any successor thereto.

1.7 “Confidential Information Agreement” means the Company’s form of Proprietary Information and Inventions Assignment Agreement to be executed by Executive contemporaneously with the execution of this Agreement.

1.8 “Convertible Securities” shall mean (a) any debt or equity securities of the Company that are convertible into or exchangeable for shares of the Company’s common stock and (b) any rights, warrants or options to subscribe for or purchase shares of the Company’s common stock or any securities described in clause (a).

1.9 “Covered Termination” means (a) an Involuntary Termination Without Cause or (b) a voluntary termination for Good Reason, provided that the termination constitutes a Separation from Service.

1.10 “Good Reason” means Executive’s resignation as a result of a Good Reason Condition. In order to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason Condition within thirty (30) days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Company will be provided with a period of thirty (30) days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described in Section 4 as a result of such proposed resignation due to the Good Reason Condition specified in the notice. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, Executive may resign for Good Reason based on the Good Reason Condition specified in the notice, provided that such resignation must occur within sixty (60) days after the initial existence of such Good Reason Condition.

1.11 “Good Reason Condition” means that any of the following are undertaken without Executive’s express written consent:

(a) a material diminution in Executive’s authority, duties, or responsibilities which substantially reduces the nature or character of Executive’s position with the Company;

(b) a reduction by the Company of Executive’s Base Salary (as defined in Section 3.1 below) as in effect immediately prior to such reduction;

(c) a relocation of Executive’s principal office to a location more than fifty (50) miles from the location of the Company’s current principal offices as of the Commencement Date (as defined in Section 2.1 below), except for required travel by Executive on the Company’s business; or

(d) any material breach by the Company of any provision of this Agreement which the Company does not cure within 30 days following written notice thereof from Executive.

1.12 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause. The termination of Executive’s employment as a result of Executive’s death or inability to perform the essential functions of his job due to disability will not be deemed to be an Involuntary Termination Without Cause.

1.13 “Outstanding Shares” shall mean, as of the time of determination, all outstanding shares of the Company’s common stock plus the outstanding Convertible Securities of the Company at such time.

1.14 “Separation from Service” means Executive’s termination of employment or service constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

ARTICLE II

EMPLOYMENT BY THE COMPANY

2.1 Position and Duties. Subject to terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer and Executive hereby accepts such employment. The Company and Executive currently expect Executive’s employment to commence on March 9, 2009 (the actual commencement date shall be the “Commencement Date”). The Company’s offer to employ Executive as described herein is contingent upon completion of a satisfactory check of Executive’s references prior to the Commencement Date. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of Chief Executive Officer and such other duties as are assigned to Executive by the Board. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company. As of the Commencement Date, Executive shall continue to serve as a member of the Board and as the Chairman of the Board.

2.2 Employment at Will. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without Cause, and without prior notice. If Executive’s employment with the Company is terminated, Executive will be eligible to receive severance benefits to the extent provided in this Agreement.

2.3 Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III

COMPENSATION

3.1 Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $400,000 (“Base Salary”), payable on the regular payroll dates of the Company, subject to increase in the sole discretion of the Board.

3.2 Annual Bonus. Executive will be eligible to receive an annual performance bonus targeted at ten percent (10%) of Base Salary, on such terms and conditions determined by the Board or a committee of the Board (the “Annual Bonus”). Annual Bonus payments for 2009, as well as for future years, will be determined in the discretion of the Board or a committee of the Board and will be (a) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board or a committee of the Board, and (b) payable to Executive during the year following the end of the applicable calendar year at the same time as bonuses for other Company executives are paid.

3.3 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally.

3.4 Stock Options.

(a) Subject to the approval of the Board, Executive will be granted an initial option to purchase shares of the Company’s common stock pursuant to the Company’s 2008 Equity

Incentive Plan (the “Plan”) at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the grant date, as determined in good faith by the Board (the “Initial Option”). The number of shares of the Company’s common stock subject to the Initial Option shall be equal to five percent (5%) of the Outstanding Shares on the Commencement Date, with the result rounded down to the nearest whole number of shares. As of the Execution Date, the number of Outstanding Shares is 29,293,338, and therefore if the Commencement Date occurred on the Execution Date, the number of shares of the Company’s common stock subject to the Initial Option would be 1,464,666.

(b) In addition, subject to the approval of the Board, following the closing of an extension of the Company’s Series A preferred stock financing which occurs within six (6) months after the Commencement Date pursuant to which the Company receives gross proceeds of at least $7,500,000 (the “Financing Transaction”), Executive will be granted an additional option to purchase shares of the Company’s common stock pursuant to the Plan at an exercise price per share equal to the fair market value of a share of the Company’s common stock on the grant date, as determined in good faith by the Board (the “Additional Option”). The number of shares of the Company’s common stock subject to the Additional Option shall be equal to (i) five percent (5%) of the Outstanding Shares immediately following the closing of the Financing Transaction, less (ii) the number of shares of stock subject to the Initial Option, with the result rounded down to the nearest whole number of shares.

(c) Subject to Executive’s continued service with the Company, shares subject to each option granted pursuant to this Section 3.4 will vest over a period of four (4) years, with 25% of the shares vesting on the first anniversary of the Commencement Date, and the remainder of the shares vesting in thirty-six (36) equal monthly increments thereafter. Each option described in this Section 3.4 will be subject to the terms and conditions of the Plan and except as otherwise described in this Agreement, the Company’s standard form of stock option agreement, which Executive will be required to sign as a condition of receiving each option granted pursuant to this Section 3.4.

3.5 First Year Reimbursement. The Company shall reimburse Executive, up to a maximum aggregate amount of $15,000, for (a) legal expenses incurred by Executive in connection with the negotiation, drafting, and execution of this Agreement, and (b) costs incurred by Executive within one (1) year after the Commencement Date for life insurance premiums with respect to a policy on Executive’s life, Executive’s disability income insurance premiums and out of pocket medical expenses (for Executive, his spouse and his dependents).

ARTICLE IV

SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1 Severance Benefits. Upon Executive’s termination of employment, Executive shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation, including any Annual Bonus that has been earned with respect to a prior year, but remains unpaid as of the date of the termination. If the termination is due to a Covered Termination, provided that Executive first returns all Company property in his possession and, within fifty (50) days following the Covered Termination, executes and does not revoke an effective general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company, Executive shall also be entitled to receive the following severance benefits described in Section 4.1.

(a) Covered Termination Not Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination which occurs more than sixty (60) days prior to a Change in Control or more than twelve (12) months after a Change in Control, Executive shall receive the following: (i) continued payment of Executive’s annual Base Salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination, for a period of twelve (12) months following the Covered Termination, which payments shall be made in accordance with the Company’s normal payroll practices, (ii) to the extent Executive elects to continue medical, dental or vision benefits pursuant to COBRA (“COBRA Coverage”) under the Company’s group plans, the Company will pay for the cost to continue COBRA Coverage for Executive and his eligible dependents who participated in such plans on the date immediately preceding the date of the Covered Termination, during the twelve-month period commencing on the date of the Covered Termination, or until Executive becomes eligible to participate in another employer health plan, whichever occurs first, (iii) twelve (12) months of accelerated vesting for purposes of determining the number of vested shares subject to any outstanding options to purchase the Company’s common stock granted to Executive, including the options described in Section 3.4 above (the “Outstanding Options”), and (iv) each Outstanding Option shall remain exercisable until the earlier of twelve (12) months following the date of the Covered Termination or such other expiration date set forth in the agreement evidencing such Outstanding Option.

(b) Covered Termination Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination that occurs within sixty (60) days prior to a Change in Control or during the twelve (12) month period after a Change in Control, Executive shall receive the following:

(i) a lump sum payment (to be paid as soon as practicable following the Covered Termination, but in no event more than sixty (60) days after the Covered Termination) equal to the sum of (A) Executive’s annual Base Salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination, plus (B) Executive’s target Annual Bonus for the year in which the Covered Termination occurred; provided, however, that if the Covered Termination occurs within the sixty (60) day period prior to a Change in Control, the Base Salary severance benefit in described in this Section 4.1(b)(i)(A) shall be paid over a period of twelve (12) months following the Covered Termination, in accordance with the Company’s normal payroll practices, rather than in a lump sum,

(ii) to the extent Executive elects COBRA Coverage under the Company’s group plans, the Company will pay for the cost to continue COBRA Coverage for Executive and his eligible dependents who participated in such plans on the date immediately preceding the date of the Covered Termination, during the twelve month period commencing on the date of the Covered Termination, or until Executive becomes eligible to participate in another employer health plan, whichever occurs first,

(iii) any Outstanding Options shall become immediately fully vested and exercisable as of the date of such Covered Termination, and

(iv) each Outstanding Option shall remain exercisable until the earlier of twelve (12) months following the date of the Covered Termination or such other expiration date set forth in the agreement evidencing such Outstanding Option.

4.2 280G Provisions. In the event that (a) a portion of the benefits provided to Executive pursuant to this Agreement could result in Executive’s receipt of an “excess parachute payment” under Section 280G of the Code (which would subject Executive to an excise tax under Code Section 4999), (b) the Company’s stock is not publicly traded prior to the Change in Control, and (c) Executive notifies the Company that he is willing to waive his right to receive or retain certain benefits provided pursuant to this Agreement, subject to the approval of the Company’s stockholders, so that the subsequent receipt of such benefits will not cause him to be subject to an excise tax under Code Section 4999, the Company agrees that it will use commercially reasonable efforts to present a proposal to its stockholders, in accordance with the stockholder approval requirements set forth in Code Section 280G(b)(5)(B), to approve the payment of such benefits to Executive.

4.3 Section 409A.

(a) Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(a) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(b) Any reimbursements payable to Executive pursuant to the Agreement (including Section 3.5) shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(c) For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.4 Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

ARTICLE V

PROPRIETARY INFORMATION OBLIGATIONS

5.1 Agreement. Executive agrees to execute and abide by the Confidential Information Agreement.

5.2 Remedies. Executive’s duties under the Confidential Information Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Confidential Information Agreement, as well as Executive’s obligations pursuant to Section 6.2 and Article 7 below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach.

ARTICLE VI

OUTSIDE ACTIVITIES

6.1 Other Activities.

(a) Except as otherwise provided in Section 6.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless he obtains the prior written consent of the Board.

(b) Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. In addition, Executive shall be allowed to serve as a member of the board of directors of up to two (2) other for profit entities at any time during the term of this Agreement, which service shall not materially interfere with the performance of Executive’s duties hereunder; provided, however, that the Board, in its discretion, may require that Executive resign from one or both of such director positions if it determines that such resignation(s) would be in the best interests of the Company.

6.2 Competition/Investments. During the term of Executive’s employment by the Company, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

ARTICLE VII

NONINTERFERENCE

While employed by the Company, and for one (1) year immediately following the date on which Executive terminates employment or otherwise ceases providing services to the Company, Executive agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company to terminate such employee’s employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company. Executive’s duties under this Article 7 shall survive termination of Executive’s employment with the Company and the termination of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

8.2 Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.

8.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.4 Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.5 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by an officer of the Company and Executive.

8.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.8 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

8.9 Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in Alameda County, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and California law. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company shall bear the costs of any such arbitration.

8.10 Executive Acknowledgement. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

8.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ARDELYX, INC.

By:	/s/ Jean Frechet

Title:	Chief Executive Officer

Accepted and agreed:

/s/ Michael Raab
MICHAEL RAAB